Exhibit 10.1

LINCOLN ELECTRIC HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

1.	Purpose.

(a)

Lincoln Electric Holdings, Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. The Compensation and Executive Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Therefore, the Committee has determined to adopt this Lincoln Electric Holdings, Inc. Executive Severance Plan (as amended or amended and restated from time to time, the “Plan”), effective as of November 1, 2025 (the “Effective Date”), to reinforce and encourage the continued attention and dedication of each of the Company’s Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between an Executive and the Company, the Executives shall not have any right to be retained in the employ of the Company.

(b)

The Plan is intended to provide severance benefits to Executives, which are a select group of management or highly compensated employees (within the meaning of ERISA), in the event of certain involuntary terminations of employment. The Plan is intended to be a top hat welfare benefit plan under ERISA.

2.	Definitions. The following terms shall be defined as set forth below:

(a)

“Accrued Obligations” means, the sum of (i) the Executive’s Base Pay earned through the Termination Date, (ii) the amount of any vested deferred compensation and other cash compensation accrued by the Executive as of the Termination Date that is not otherwise forfeitable, (iii) any accrued but unused vacation pay and any reimbursable expenses incurred by the Executive, in either case, as of the Termination Date, and (iv) all other benefits which have been earned and vested as of the Termination Date, to the extent not already paid to the Executive. For the purpose of this Section 2(a), except as provided in the applicable plan, program, policy or arrangement, no discretionary compensation shall be deemed earned or vested until it is specifically approved by the Committee in accordance with the applicable plan, program, policy or arrangement.

(b)

“Anticipatory CIC Termination” means the termination of the Executive’s employment by the Company for any reason other than for Cause, the Executive becoming Permanently Disabled, or the Executive’s death, if such termination occurs after the commencement of any discussion with any third party that results in a Change in Control within 12 months following such termination.

(c)	“Base Pay” means the Executive’s annual base salary rate.

(d)	“Cause” means that, prior to any termination of an Executive’s employment, the Executive has:

(i)	committed a criminal violation involving fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary;

(ii)	committed an intentional violation of the Lincoln Electric Code of Corporate Conduct and Ethics, or any successor document;

(iii)	committed intentional wrongful damage to property of the Company or any Subsidiary;

(iv)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(v)

committed intentional wrongful engagement in any of the activities set forth in a Proprietary Information, Inventions and Restrictive Covenant Agreement (or substantially similar document) between the Company and the Executive.

For purposes of the Plan, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

Notwithstanding the foregoing, in the case of an Anticipatory CIC Termination or a Post-CIC Termination, the Executive will not be deemed to have been terminated for “Cause” hereunder unless the act described in clauses (i)-(v) above was demonstrably and materially harmful (including financially or reputationally harmful) to the Company and unless and until there is delivered to the Executive, prior to the date of the termination of the Executive’s employment (except in the case where facts and circumstances are discovered after the Executive’s Termination Date, as described below, in which case delivery will be made as soon as practicable after the adoption of the resolution described in this sentence), a copy of a resolution duly adopted by the affirmative vote of not less than 2/3 of the Board then in office (excluding the Executive if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail.

In addition, the Executive will be deemed to have been terminated for Cause, and the Executive shall repay to the Company any amounts previously paid pursuant to the Plan, if, within 12 months after the Executive’s Termination Date, facts and circumstances are discovered that would have justified a termination for Cause for the commission of a criminal violation involving fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(e)	“Change in Control” means the occurrence of any of the following events:

(i)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(A)

for purposes of this Section 2(e)(i), the following acquisitions will not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (3) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(e)(iii) below;

(B)

if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (1) of Section 2(e)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(C)

a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(D)

if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)

the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)

approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(e)(iii).

Notwithstanding the foregoing, if the Executive’s employment continues for more than 2 years following the occurrence of a Change in Control, such Change in Control will be deemed to never have occurred for purposes of the Plan.

(f)

“Change in Control Protection Period” means the period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control or (ii) the Executive’s death.

(g)	“COBRA Period” means the number of months determined by the chart below:

	Pre-CIC Termination	Post-CIC Termination and Anticipatory CIC Termination
Tier 1 Executive	18 months	18 months
Tier 2 Executive	12 months	18 months
Tier 3 Executive	9 months	12 months

(h)	“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as such law and regulations may be amended from time to time.

(i)	“Committee” means the Compensation and Executive Development Committee of the Board (or any committee of non-employee Board members serving as its successor), or its delegate.

(j)	“Enhanced Severance Multiple” means the number determined by the chart below:

Tier 1 Executive	3
Tier 2 Executive	2
Tier 3 Executive	1

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)

“Executive” means a Tier 1 Executive, a Tier 2 Executive or a Tier 3 Executive who (i) is (A) employed in the United States or (B) an Expat and (ii) has executed an acknowledgement in the form of the attached Exhibit A (the “Acknowledgement”). Whether an Executive is a Tier 1 Executive, a Tier 2 Executive, or a Tier 3 Executive will be determined as of immediately prior to such Executive’s Termination Date; provided, however, that, in the case of a Post-CIC Termination, the Executive’s tier will be determined as of immediately prior to (x) a Change in Control or (y) the Termination Date, whichever would result in the greater benefit. Unless otherwise provided by the Committee, if Executive’s position is reduced in status such that the Executive is no longer a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive, such Executive will automatically cease to be eligible to participate in the Plan, subject to Executive’s rights, if any, with respect to termination for Good Reason in connection with such reduction in status.

(n)	“Expat” means an employee based in the United States and temporarily assigned to a role outside the United States on an expatriate assignment.

(o)	“Good Reason” means the occurrence of one or more of the following events, without the Executive’s written consent:

(i)	In the case of a Pre-CIC Termination:

(A)	A material diminution in the Executive’s Base Pay (except if such diminution is made in connection with a reduction in base salary that applies equally to all or substantially all Executives); or

(B)

A material diminution in the Executive’s authority, duties, or responsibilities, which results in the Executive becoming (1) a Tier 2 Executive or a Tier 3 Executive, if the Executive is a Tier 1 Executive, (2) a Tier 3 Executive if the Executive is a Tier 2 Executive, or (3) ineligible to participate in the Plan.

(ii)	In the case of a Post-CIC Termination:

(A)	A material diminution in the Executive’s Base Pay;

(B)	A material diminution in the Executive’s authority, duties, or responsibilities;

(C)

A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(D)

A material reduction in the Executive’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company;

(E)	A material change in the geographic location at which the Executive must perform the services, which adds 50 miles or more to the Executive’s one-way daily commute; and

(F)	Any other action or inaction that constitutes a material breach by the Company of the Executive’s employment agreement, if any, or the Plan.

A termination of employment by the Executive for one of the reasons set forth in clauses (i) or (ii), above, will not constitute “Good Reason” unless the Executive provides, within 90 days of the initial existence of the applicable condition described in clauses (i) or (ii), above, written notice to the Company of the existence of the condition and the Company has not remedied such condition within 30 days of the receipt of such notice.

(p)

“Incumbent Directors” means the individuals who, as of the Effective Date, are members of the Board (each, a “Director”) and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least 2/3 of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of (including the settlement of) an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(q)

“Permanently Disabled” means that the Executive is entitled to benefits under the long-term disability plan sponsored by the Company or a Subsidiary (or if no such plan exists, the Social Security Administration determines the Executive to be totally disabled).

(r)

“Post-CIC Termination” means the termination of the Executive’s employment (i) by the Company for any reason other than for Cause, the Executive becoming Permanently Disabled, or the Executive’s death or (ii) by the Executive for Good Reason, in either case, during the Change in Control Protection Period. Notwithstanding the foregoing, a Post-CIC Termination shall not be deemed to have occurred hereunder solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company following the Change in Control.

(s)

“Pre-CIC Termination” means the termination of the Executive’s employment (i) by the Company for any reason other than for Cause, the Executive becoming Permanently Disabled, or the Executive’s death or (ii) by the Executive for Good Reason, in either case, prior to a Change in Control.

(t)	“Qualifying Termination” means a Pre-CIC Termination, a Post-CIC Termination or an Anticipatory CIC Termination.

(u)

“Release” means the General Release and Waiver of Claims (or substantially similar document), in substantially the form attached hereto as Exhibit B (with any updates or revisions as reasonably requested by the Company).

(v)

“Release Effective Date” means the date on which the Release becomes fully effective and no longer subject to revocation by the Executive; provided, however, that if the maximum period in which the Release may be revoked ends in the year following the year in which the Termination Date occurs then the Release Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which the Termination Date occurs or (ii) the Release Effective Date (without regard to this proviso).

(w)

“Restrictive Covenants Agreement” means the Proprietary Information, Inventions and Restrictive Covenant Agreement (or substantially similar document), in a form provided by the Company within 15 days following the Executive’s Qualifying Termination.

(x)

“Section 409A” means Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(y)	“Severance Multiple” means the number determined by the chart below:

Tier 1 Executive	2
Tier 2 Executive	1
Tier 3 Executive	0.75

(z)

“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(aa)

“Termination Date” means the date on which the Executive’s employment is terminated. Notwithstanding anything in this Plan to the contrary, unless otherwise agreed to by the Company and the Executive prior to the Termination Date, the Executive shall be deemed to have automatically resigned from all directorships and offices or other roles with the Company and its Subsidiaries, and their affiliates (including joint ventures), as of the Termination Date.

(bb)	“Tier 1 Executive” means the Company’s Chief Executive Officer.

(cc)

“Tier 2 Executive” means an executive of the Company who is identified as the highest executive band below the Company’s Chief Executive Officer, based on the Company’s executive leveling system as in effect from time to time.

(dd)

“Tier 3 Executive” means an executive of the Company who is either (i) identified as the second highest executive band below the Company’s Chief Executive Officer, based on the Company’s executive leveling system as in effect from time to time, or (ii) selected by the Committee in the Committee’s sole discretion.

(ee)	“Voting Stock” means securities entitled to vote generally in the election of Directors.

3.

Termination Benefits. In the event a Qualifying Termination occurs with respect to an Executive, the Company or a Subsidiary shall pay or provide to the Executive the Accrued Obligations in a lump sum in cash within 30 days after the Termination Date; provided, however, that any portion of the Accrued Obligations that consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan, policy, program or agreement as applicable to the Executive. In addition, the Company or a Subsidiary shall pay or provide the additional payments and benefits on the conditions described below:

(a)

Pre-CIC Termination. If (x) the Qualifying Termination is a Pre-CIC Termination, and (y) the Executive has executed the Restrictive Covenants Agreement and the Release within 45 days after the Termination Date (and the Executive does not thereafter revoke the Release during the revocation period), then the Company or a Subsidiary shall pay or provide the following benefits to the Executive:

(i)

Cash Severance. An amount equal to (A) the Executive’s Severance Multiple multiplied by (B) the Executive’s Base Pay in effect immediately prior to the Termination Date. This amount will be payable in equal installments over (X) 24 months, in the case of a Tier 1 Executive, (Y) 12 months, in the case of a Tier 2 Executive, and (Z) 9 months in the case of a Tier 3 Executive, in accordance with the Company’s normal payroll practices, less any applicable deductions (e.g., tax withholding). The first installment of such payment shall be paid on the next regularly administered pay period following the Release Effective Date.

(ii)

Pro-Rata Bonus for the Performance Period in which the Termination Date Occurs. An amount equal to the sum of any unpaid cash incentive compensation that has been earned, accrued, allocated or awarded to the Executive under the Executive Management Incentive Plan (or such other Company short-term or annual bonus plan as may be in effect from time to time) (the “Bonus Plan”) with respect to the performance period that includes the Termination Date, which will be calculated as (A) the actual amount earned based on performance for the full performance period, multiplied by (B) a fraction, the numerator of which is the number of days in the performance period prior to the Termination Date, and the denominator of which is the aggregate number of days in such performance period. This amount will be paid in a lump sum in cash in the calendar year following the calendar year in which the performance period ends, but in no event later than March 15 of such year; provided, however, that no payment will be made if such incentive compensation for such performance period has previously been paid to the Executive.

(iii)

Health Benefits. If Executive participated in the Company’s medical plan immediately prior to the Termination Date, an amount equal to the estimated cost of continuation coverage for the Executive and Executive’s covered family members under the Company’s medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Executive’s COBRA Period. This amount will be payable in a lump sum on the next regularly administered pay period following the Release Effective Date.

(iv)

Equity. All outstanding equity incentive awards held by the Executive upon the occurrence of the Pre-CIC Termination will be subject to the terms of the applicable plans, programs, and agreements under which such equity incentive awards were granted.

(b)

Post-CIC Termination. If (x) the Qualifying Termination is a Post-CIC Termination, and (y) the Executive has executed the Restrictive Covenants Agreement and the Release within 45 days after the Termination Date (and does not thereafter revoke the Release during the revocation period), the Company or a Subsidiary will pay or provide the following benefits to the Executive:

(i)

Cash Severance. An amount equal to (A) the Executive’s Enhanced Severance Multiple, multiplied by (B) the sum of (1) the Executive’s Base Pay at the highest rate in effect for any period within 3 years prior to the Termination Date, plus (2) cash incentive compensation (in an amount equal to the greater of the Executive’s target bonus under the Bonus Plan on the Termination Date or the average annual amounts paid to the Executive under the Bonus Plan over the 2 years preceding the Termination Date). This amount will be paid in a lump sum payment within 5 business days after the Release Effective Date.

(ii)

Pro-Rata Bonus for the Performance Period in which the Termination Date Occurs. An amount equal to the sum of any unpaid cash incentive compensation that has been earned, accrued, allocated or awarded to the Executive under the Bonus Plan with respect to the performance period that includes the Termination Date, which will be calculated as the product of (A) the greater of (1) the target payout rate or (2) the actual amount earned based on performance for the full performance period, multiplied by (B) a fraction, the numerator of which is the number of days in the performance period prior to the Termination Date, and the denominator of which is the aggregate number of days in such performance period. This amount will be paid in a lump sum in cash in the calendar year following the calendar year in which the performance period ends, but in no event later than March 15 of such year; provided, however, that no payment will be made if such incentive compensation for such performance period has previously been paid to the Executive (including, but not limited to, pursuant to Section 4(b)).

(iii)

Health Benefits. If Executive participated in the Company’s medical plan immediately prior to the Termination Date, an amount equal to the estimated cost of continuation coverage for the Executive and Executive’s covered family members under the Company’s medical plan pursuant COBRA for the Executive’s COBRA Period. This amount will be payable in a lump sum within 5 business days after the Release Effective Date.

(iv)

Outplacement. Third-party outplacement services suitable to the Executive’s position until the earlier of (A) December 31 of the second calendar year following such Termination Date or, (B) Executive’s first acceptance of an offer of employment, provided, however, that in no case will the Company be required to pay in excess of $30,000 over such period in providing outplacement services.

(v)

Equity. All outstanding equity incentive awards held by the Executive upon the occurrence of the Change in Control or Post-CIC Termination (as applicable) will be subject to the terms of the applicable plans, programs, and agreements under which such equity incentive awards were granted.

(c)

Anticipatory CIC Termination. If (x) the Qualifying Termination is an Anticipatory CIC Termination, and (y) the Executive has executed the Restrictive Covenants Agreement and the Release within 45 days of the Termination Date (and does not thereafter revoke the Release during the revocation period), the Company or a Subsidiary will pay or provide the following benefits to the Executive:

(i)

Cash Severance. An amount equal to (A) the Executive’s Enhanced Severance Multiple, multiplied by (B) the sum of (1) the Executive’s Base Pay at the highest rate in effect for any period within 3 years prior to the Termination Date, plus (2) cash incentive compensation (in an amount equal to the greater of the Executive’s target bonus under the Bonus Plan on the Termination Date or the average annual amounts paid to the Executive under the Bonus Plan over the 2 years preceding the Termination Date). Subject to Section 11(f), this amount, reduced by any amounts paid to Executive pursuant to Section 3(a)(i), will be paid in a lump sum payment within 60 days after the Change in Control occurs.

(ii)

Pro-Rata Bonus for the Performance Period in which the Termination Date Occurs. If the Change in Control occurs in the same calendar year as the Termination Date, then in lieu of any amount payable to Executive pursuant to Section 3(a)(ii), the Company or a Subsidiary will pay to Executive an amount equal to the sum of any unpaid cash incentive compensation that has been earned, accrued, allocated or awarded to the Executive under the Bonus Plan with respect to the performance period that includes the Termination Date, which will be calculated as the product of (A) the greater of (1) the target payout rate or (2) the actual amount earned based on performance, as determined in the sole discretion of the Company, through the Change in Control, multiplied by (B) a fraction, the numerator of which is the number of days in the performance period prior to the Termination Date, and the denominator of which is the aggregate number of days in such performance period. This amount will be paid in a lump sum payment within 60 days after the Change in Control occurs; provided, however, that no payment will be made if the cash incentive compensation for such performance period has previously been paid to the Executive.

For the avoidance of doubt, if the Change in Control occurs in the calendar year following the calendar year in which the Termination Date occurs, the Executive shall be entitled to receive the amount payable pursuant to Section 3(a)(ii) and shall not be entitled to receive any payment pursuant to this Section 3(c)(ii).

(iii)

Health Benefits. If Executive participated in the Company’s medical plan immediately prior to the Termination Date, an amount equal to the estimated cost of continuation coverage for the Executive and Executive’s covered family members under the Company’s medical plan pursuant to COBRA for the Executive’s COBRA Period. This amount, reduced by any amounts paid to Executive pursuant to Section 3(a)(iii), will be paid in a lump sum payment within 60 days after the Change in Control occurs.

(iv)

Outplacement. Third-party outplacement services suitable to the Executive’s position until the earlier of (A) December 31 of the second calendar year following such Termination Date or, (B) Executive’s first acceptance of an offer of employment, provided, however, that in no case will the Company be required to pay in excess of $30,000 over such period in providing outplacement services.

(v)

Equity. All outstanding equity incentive awards held by the Executive upon the occurrence of the Change in Control will be subject to the terms of the applicable plans, programs, and agreements under which such equity incentive awards were granted. For the avoidance of doubt, for purposes of this Section 3(c)(v), the Plan shall be considered a “Severance Agreement” as such term is defined in the applicable plans, programs, and agreements under which such equity incentive awards were granted.

(vi)

Notwithstanding anything in the Plan to the contrary, as of the date the payments or benefits are provided pursuant to this Section 3(c), the continued payments or benefits provided pursuant to Section 3(a) will cease and the Executive will instead receive payments pursuant to Section 3(c).

(d)

Bonus for Completed Performance Period. In the event of any Qualifying Termination, the Company or a Subsidiary will pay to the Executive an amount equal to the sum of any unpaid cash incentive compensation that has been earned, accrued, allocated or awarded to the Executive under the Bonus Plan for any performance period ending prior to the Termination Date (regardless of whether payment of such incentive compensation is contingent on the continuing performance of services by the Executive), which will be calculated as the actual amount earned based on performance during the performance period. This amount will be paid in a lump sum in cash in the calendar year following the calendar year in which the performance period ends, but in no event later than March 15 of such year; provided, however, that no payment will be made if the cash incentive compensation for such performance period has previously been paid to the Executive (including, but not limited to, pursuant to Section 4(a), if applicable).

(e)

Notwithstanding any provision of the Plan to the contrary, Executive will not receive (or will not continue to receive) any severance payments or benefits described in this Section 3 if Executive fails to comply with the Restrictive Covenants Agreement as determined by the Company.

4.

Change in Control Benefits. In the event a Change in Control occurs and the Executive is employed by the Company or a Subsidiary as of immediately prior to the Change in Control, the Company or a Subsidiary shall pay or provide the following payments to the Executive:

(a)

Bonus for Completed Performance Period. An amount equal to the sum of any unpaid cash incentive compensation that has been earned, accrued, allocated or awarded to the Executive under the Bonus Plan for any performance period ending prior to the Change in Control (regardless of whether payment of such incentive compensation is contingent on the continuing performance of services by the Executive), which will be calculated as the actual amount earned based on performance during the performance period. This amount will be paid in a lump sum in cash in the calendar year following the calendar year in which the performance period ends, but in no event later than March 15 of such year; provided, however, that no payment will be made if the cash incentive compensation for such performance period has previously been paid to the Executive (including, but not limited to, pursuant to Section 3(d), if applicable).

(b)

Pro-Rata Bonus for the Performance Period in which the Change in Control Occurs. An amount equal to the sum of any unpaid cash incentive compensation that has been earned, accrued, allocated or awarded to the Executive under the Bonus Plan with respect to the performance period that includes the Change in Control, which will be calculated as the product of (i) the greater of (A) the target payout rate or (B) the actual amount earned based on performance, as determined in the sole discretion of the Company, through the date the Change in Control occurred, multiplied by (ii) a fraction, the numerator of which is the number of days in the performance period prior to the date such payment is made, and the denominator of which is the aggregate number of days in such performance period. This amount will be paid in a lump sum in cash within 30 days after the Change in Control occurs.

5.	Limitation on Payments and Benefits.

(a)

Notwithstanding any provision of this Plan to the contrary, in the event that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties are incurred by the Executive with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary so that no amount of the Total Payments is subject to the Excise Tax (such amount, the “Reduced Amount”); provided, however, that the Total Payments shall not be so reduced if a nationally recognized accounting firm or other tax professional selected by the Company (the “Accounting Firm”) determines that, without such reduction, the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state, and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal income tax rate applicable to individuals under the Code in the calendar year in which the Change in Control occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code), an amount that is greater than the amount, on a net after-tax basis (determined in the same manner), that the Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in good faith by the Accounting Firm in a timely manner and shall be binding on the parties absent manifest error. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm and any other advisers retained by the Company to assist the Accounting Firm shall be borne solely by the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to the Plan. In the event that any payment or benefit intended to be provided under the Plan or otherwise is required to be reduced pursuant to this Section 5, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order (but, in each case, only the portion thereof, if any, that has been determined by the Accounting Firm to be an “Excess Parachute Payment” within the meaning of Section 280G of the Code): (i) the outplacement services described in Section 3(b)(iv) or Section 3(c)(iv); (ii) the lump sum cash severance payments described in Section 3(b)(i)-(iii), Section 3(c)(i)-(iii) or Section 3(d); (iii) payments (including any acceleration of vesting or payments) under equity incentive awards described in Section 3(b)(v) or Section 3(c)(v) where the full amount of such payments is treated as a parachute payment under the regulations under Section 280G of the Code and (iv) payments (including any acceleration of vesting or payments) under equity incentive awards described in Section 3(b)(v) or Section 3(c)(v) where less than the full amount of such payments is treated as a parachute payment under the regulations under Section 280G of the Code. Within any category of payments and benefits (that is, (i), (ii), (iii) or (iv) of this Section 5(a)): (A) a reduction will occur first with respect to amounts that are not nonqualified deferred compensation within the meaning of Section 409A of the Code and then with respect to amounts that are; and (B) the payment and/or benefit amounts (including the acceleration of vesting or payments) to be reduced, if applicable, shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 5. The Company and the Executive shall cooperate with the Executive in good faith in valuing, and the Company shall retain an adviser (which may be the Accounting Firm) to value, services to be provided by the Executive (including the Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that Total Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code.

(b)

If the Accounting Firm determines that no Excise Tax is payable by the Executive, it, at the request of the Executive, shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder:

(i)

It is possible that amounts will have been paid or distributed by the Company to the Executive that should not have been so paid or distributed (each, an “Overpayment”). In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive, determines that an Overpayment has occurred, then the Executive shall pay to the Company the minimum amount required, as determined by the Accounting Firm, to avoid any Excise Tax; and

(ii)

It is also possible that amounts which will not have been paid or distributed by the Company could have been paid or distributed to the Executive (each, an “Underpayment”), consistent with calculations required to be made under this Section 5. In the event that a determination is made by the Accounting Firm (based upon controlling precedent or substantial authority) that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to the Executive, together with interest at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.

(c)

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Executive to pay an Excise Tax. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

6.	Funding.

(a)

Amounts payable and benefits provided under the Plan shall be paid by the Company from its general assets. The payment of benefits under the Plan represents an unfunded, unsecured obligation of the Company. No person entitled to payment under the Plan shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract, or asset of the Company.

(b)

Notwithstanding the provisions of Section 6(a), nothing in this Plan shall preclude the Company from setting aside amounts in trust (the “Trust”) pursuant to one or more trust agreements between a trustee and the Company. However, no Executive shall have any secured interest or claim in any assets or property of the Company or the Trust and all funds contained in the Trust shall remain subject to the claims of the Company’s general creditors. In furtherance of the foregoing, in the event of a Change in Control (as such terms are defined in the Lincoln Electric Holdings, Inc. Rabbi Trust Agreement by and between the Company and Wells Fargo Bank, National Association (or its successor trustee) effective as of August 1, 2020 (as it may be amended from time to time, or any successor trust agreement to the foregoing agreement) (the “Trust Agreement”)) or upon any other event specified in the Trust Agreement, the Company shall contribute (or cause to be contributed) to the Trust established thereunder assets in the amounts, and in accordance with the terms and conditions, as set forth in the Trust Agreement, provided, however, that any such contribution would not result in a transfer of property within the meaning of Section 83 of the Code as contemplated by Sections 409A(b)(2) or (3) of the Code.

7.

Interest. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under Section 3(b), Section 3(c) or Section 4 on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column (or any reasonable successor source) (the “Prime Rate”). Such interest will be payable at the same time as the underlying amount to which it relates. Any change in the Prime Rate will be effective on and as of the date of such change.

8.

Professional Fees and Expenses. It is the intent of the Company that if a Change in Control occurs the Executive not be required to incur unnecessary fees and expenses for the retention of attorneys, accountants, actuaries, consultants, and/or other professionals (“Professionals”) in connection with the interpretation, enforcement or defense of the Executive’s rights under the Plan in connection with a Change in Control because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. If a Change in Control occurs and the Executive retains one or more Professionals of the Executive’s choice in the reasonable belief that the Company has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company will reimburse the Executive for the reasonable fees and expenses of such Professionals; provided, however, that the Executive prevails in any respect in connection with the interpretation, enforcement or defense of the Executive’s rights under the Plan. Such reimbursements will be made within 25 business days (but in any event no later than the last day of the Executive’s tax year following the tax year in which occurs the later of the Executive prevailing in any respect or the Executive incurring the expense) after delivery of the Executive’s written requests for reimbursement, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

9.

Insurance; Indemnification. During the Change in Control Protection Period and through at least the fifth anniversary of the Executive’s Anticipatory CIC Termination or Post-CIC Termination, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and to indemnify the Executive to the maximum extent permitted under the applicable law. During the Change in Control Protection Period and while potential liability exists after Executive’s Anticipatory CIC Termination or Post-CIC Termination, the Company shall cover the Executive under its directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

10.	Withholding. All payments made by the Company or any Subsidiary under this Plan shall be net of any tax or other amounts required to be withheld by the Company or any Subsidiary under applicable law.

11.	Section 409A.

(a)

It is intended that all payments made pursuant to this Plan shall be exempt from Section 409A or otherwise comply with Section 409A and this Plan shall be interpreted and administered in a manner consistent with this intent.

(b)

Notwithstanding any provisions in this Plan to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A, the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company), then to the extent any payment or benefit that the Executive becomes entitled to under this Plan on account of the Executive’s separation from service would be considered deferred compensation under Section 409A, amounts of deferred compensation that would otherwise be payable pursuant to the Plan during the 6-month period immediately following the Termination Date (such payments, the “Delayed Payments”; such period the “Delay Period”) and benefits that constitute deferred compensation that would otherwise be provided pursuant to the Plan during the Delay Period (the “Delayed Benefits”) will instead be paid or made available on the earlier of (i) the 1st day of the 7th month following the date of the Executive’s Termination Date and (ii) the Executive’s death. In the event any payment or benefit provided pursuant to Section 3(b) or Section 3(c) is a Delayed Payment or Delayed Benefit, the Company will pay interest on such Delayed Payment and the value of such Delayed Benefit at the Prime Rate as described in Section 7. If any Delayed Payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the Delay Period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c)

Each payment made under this Plan shall be treated as a separate payment and not one of a series of payments for purposes of Section 409A. Further, coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.

(d)

To the extent that any payment or benefit described in the Plan constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Section 409A.

(e)

To the extent that any payment or benefit described in the Plan constitutes “non-qualified deferred compensation” under Section 409A, then to the extent necessary to comply with Section 409A, a Change in Control will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a Change in Control unless such Change in Control is also a “change in control event” (within the meaning of Section 409A).

(f)

Notwithstanding anything in the Plan to the contrary, to the extent necessary to comply with Section 409A of the Code, any payments or benefits payable or provided to Executive pursuant to Section 3(c) will be paid at the time and in the form provided under Section 3(a).

(g)

Notwithstanding anything in the Plan to the contrary, if Executive was party to a Change in Control Severance Agreement, by and between the Executive and the Company, as of immediately prior to the date the Executive executes the Acknowledgement (an “Individual Severance Agreement”), then, to the minimum extent necessary to comply with Section 409A, amounts payable to Executive pursuant to Section 3(a)(i) will be paid in a lump sum payment within 5 business days after the Release Effective Date.

(h)

In no event will a reimbursement under the Plan, if any, be made for any period after December 31 of the second calendar year following the Termination Date. Except as provided pursuant to Section 8, all reimbursements under the Plan, if any, will be paid to Executive within 30 calendar days following the date on which Executive submits the invoice but no later than December 31 of the third calendar year following the year of the Termination Date. If any reimbursements (if any) or in-kind benefits provided by the Company pursuant to the Plan would constitute deferred compensation for purposes of Section 409A, such reimbursements or in-kind benefits will be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the Plan and the Company’s policies and will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(i)

If any provision of the Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the minimum extent and in the manner necessary to be in compliance with such requirements of Section 409A any such modification will maintain the same economic results as were intended under the Agreement. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to the Plan will satisfy all applicable provisions of Section 409A and the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A. Payments made to the Executive under the Agreement in error shall be returned to the Company and do not create a legally binding right to such payments.

12.

No Mitigation. The Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

13.

Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of an Executive’s death after a Qualifying Termination but prior to the completion by the Company of all payments due him or her under this Plan, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to Executive’s death (or to Executive’s estate, if the Executive fails to make such designation).

14.

Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

15.

Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.

Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to an Executive at the last address for the Executive on file with the Company, or to the Company at its main office, to the attention of the Secretary of the Company. Notwithstanding anything in this Plan or otherwise to the contrary, nothing in this Plan or otherwise (a) limits an Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents an Executive from providing, without prior notice to the Company, information (including documents) to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, no Executive is prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

17.	Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Executives under the Company benefit plans, programs or policies.

18.	Plan Administration.

(a)

In general. The Plan shall be administered by the Company (the “Administrator”). The Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make findings (including factual findings) with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Executives, beneficiaries or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a person is an Executive, and (ii) to determine if a person is entitled to severance benefits under the Plan and, if so, the amount of such payments or benefits. The Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 24 and Section 25.

(b)

Delegation of Duties. The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to a named administrator or administrators.

(c)	Administrator. The Company shall be the “administrator” under the Plan for purposes of ERISA.

19.

Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time; provided, however, that (a) prior to a Change in Control no such amendment or termination may adversely affect any Executive without such Executive’s prior written consent unless the Company provides 12 months’ written notice of such amendment or termination to such adversely-affected Executive, and (b) during the 24-month period following a Change in Control, the Plan (i) may not be terminated and (ii) may not be amended in any manner adverse to the interests of any Executive without such Executive’s consent.

20.

Governing Law. This Plan shall be construed under and be governed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Ohio, without giving effect to any conflict of laws principles.

21.

Clawback. Notwithstanding anything in this Plan to the contrary, the Executive acknowledges and agrees that this Plan and any compensation or other benefits or amounts described herein (and any settlements thereof) are subject to the terms and conditions of the Company’s Clawback Policy and Supplemental Recovery of Funds Policy (or any similar clawback policy or policies applicable to the Executive) that may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (collectively, the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, so applies, applicable sections of this Plan and/or any related documents shall be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

22.

Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

23.

Claims Procedure. If Executive believes that Executive is entitled to receive a benefit under the Plan that Executive has not received, Executive may file with the Administrator a written claim specifying the basis for Executive’s claim and the facts upon which he relies in making such claim. Such a claim must be filed within 90 days of Executive’s Termination Date (or in the case of an Anticipatory CIC Termination, within 90 days of the Change in Control) and signed by the Executive or Executive’s authorized representative. Such claim shall be deemed filed when delivered to any member of the Administrator. If the Administrator denies the claim (in full or in part), the Administrator shall (within 90 days after such claim was filed, plus an additional period of 90 days if the Administrator determines that special circumstances require an extension of time for processing the claim and if written notice of the additional 90 day extension of time indicating the specific circumstances requiring the extension and the date by which a decision shall be rendered is given within the first 90 day period) cause written notice to be mailed to the Executive of the total or partial denial of such claim. Such notice shall be written in a manner calculated to be understood by the Executive and shall state (a) the specific reason(s) for the denial of the claim, (b) specific reference(s) to pertinent provisions of the Plan on which the denial of the claim was based, (c) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s appeals procedure specified in Section 24 including the time limits applicable to such procedure and a statement of the Executive’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

24.

Appeals Procedure. Within 60 days after the denial of Executive’s claim, the Executive or the Executive’s duly authorized representative may appeal such denial by filing with the Administrator a written request for a review of Executive’s claim. If the Executive does not file such request with the Administrator within such 60-day period, the Executive shall be conclusively presumed to have accepted as final and binding the initial decision of the Administrator on Executive’s claim. If such an appeal is so filed within such 60-day period, the Administrator shall conduct a full and fair review of such claim. During such full and fair review, the Executive shall be provided with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and reasonable access to and copies of, upon request and free of charge, all documents, records, and other information relevant to the Executive’s claim for benefits. In addition, such full and fair review shall take into account all comments, documents, records, and other information submitted by the Executive relating to the claim, without regard to whether such information was submitted or considered in the initial decision. The Administrator shall mail or deliver to the Executive written notice of the Administrator’s decision within a reasonable period of time, but not later than 60 days after the receipt of the request for review unless special circumstances require an extension of time for processing. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Executive setting forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision, and shall be furnished prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. In the case of an adverse decision on review, the notice of decision (a) shall be written in a manner calculated to be understood by the Executive, (b) shall state the specific reason(s) for the decision, (c) shall make specific reference(s) to pertinent provisions of the Plan on which the decision is based, (d) shall contain a statement that the Executive is entitled to receive, upon request, and free of change, reasonable access to, and copies of, all documents, records, and other information relevant to the Executive’s claim for benefits and (e) shall contain a statement describing any voluntary appeal procedures offered by the Plan including the Executive’s right to bring an action under section 502(a) of ERISA. To the extent permitted by applicable law, the decision on review shall be final and binding on all interested persons.

25.	Legal Action/Venue.

(a)

No legal action for benefits under the Plan may be brought by any person before completing and exhausting the claims and appeals procedures contained in Section 23 and Section 24. In addition, no legal action may be commenced later than the earlier of (i) 1 year after the decision on appeal or (ii) 2 years after the earliest date on which the Executive knew or should have known the material facts on which such action is based, regardless of whether the Executive was aware of the legal theory underlying the action.

(b)

Any and all legal actions initiated to enforce any right or obligation arising out of or relating to the Plan, or concerning the subject matter hereof, shall be brought in and determined in federal court in the United States District Court of the Northern District of Ohio. Accordingly, with respect to any such court action, the Executive (i) submits to the personal jurisdiction of such court; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

26.	Non-Duplication of Benefits.

(a)

The Plan supersedes (i) the provisions of the Company’s Guaranteed Continuous Employment Plan and (ii) any other policy or plan that specifically provides the same type or types of benefits as are described herein (including, but not limited to, the Executive’s Individual Severance Agreement, if any), such that any Executive covered by this Plan shall only be entitled to the benefits provided hereunder, and shall not be entitled to benefits under the Guaranteed Continuous Employment Plan or severance benefits under such other severance policy, plan or Individual Severance Agreement. However, the Plan is not intended to supersede any other plan, program, arrangement or agreement providing an Executive with benefits upon a termination of employment that are not described herein, including but not limited to, retirement benefits.

(b)

Notwithstanding the foregoing, if an Executive is an Expat and is entitled to receive payments that are required by law in any country other than the United States, Executive’s payments or benefits under the Plan will be reduced (but not below zero) by the amount of such required payments to the extent that making such a reduction would not trigger adverse tax consequences to Executive pursuant to Section 409A(a)(1)(B) of the Code.

(c)

For the avoidance of doubt, (i) an Executive shall not be entitled to benefits under both Section 3(a) and Section 3(b), (ii) any amounts payable or benefits provided to an Executive upon an Anticipatory CIC Termination under Section 3(c) shall be reduced by any amounts paid or benefits provided to such Executive pursuant to Section 3(a), and (iii) an Executive shall not be entitled to receive payment of any short-term or annual cash incentive compensation under this Plan for a performance period if such cash incentive compensation has previously been paid to the Executive with respect to such performance period (including, but not limited to, if such cash incentive compensation has previously been paid pursuant to another provision of this Plan, including Section 3(a)(ii), Section 3(b)(ii), Section 3(c)(ii), Section 3(d) or Section 4, as applicable).

EXHIBIT A

Acknowledgement

I acknowledge and agree that: (i) I have been designated as an Executive under the Lincoln Electric Holdings, Inc. Executive Severance Plan (as amended or amended and restated from time to time, the “Plan”), (ii) any payment, rights or benefits under the Plan are subject to all of the terms and conditions of the Plan, (iii) I consent to be bound by the terms of the Plan, including, but not limited to, its clawback provisions (and consent to fully cooperate with Lincoln Electric Holdings, Inc. (the “Company”) in connection with any of my obligations pursuant to the Plan), and (iv) this acknowledgement (“Acknowledgment”) and the Plan (together with those agreements and documents expressly referred to herein, specifically for the purposes referred to herein) constitute the entire agreement between me and Lincoln Electric Holdings, Inc. regarding the subject matter hereof and thereof.

[I further acknowledge and agree that as of the date hereof, I am a party to that certain Change in Control Severance Agreement, by and between me and the Company, dated as of ___________ ___, _______ (the “Individual Severance Agreement”) and that by signing this Acknowledgement, (x) the Individual Severance Agreement is hereby terminated effective as of the date hereof, and (y) the Plan supersedes the provisions of the Individual Severance Agreement, such that for any termination of employment that occurs on or after the date hereof, I shall only be entitled to the severance benefits provided under the Plan (if any), and shall not be entitled to any severance benefits under the Individual Severance Agreement.]

Executive:

By:

Name:

Title:

Date:

EXHIBIT B

Release